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                                                                     EXHIBIT 21


DIGITAL SOLLUTIONS, INC.
SUBSIDIARIES OF THE REGISTRANT



DSI-Contract Staffing, Inc.

DSI-Staff Connxions-Northeast, Inc.

DSI-Staff Connxions-Southwest, Inc.

DSI-Staff Rx, Inc.

DSI-Staff Connxions, Inc.

DSI-Insurance Services, Inc.

Digital Solutions of New York








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